UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 27, 2010

PHILLIPS-VAN HEUSEN CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-07572	13-1166910
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
200 Madison Avenue, New York, New York		10016
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code  (212)-381-3500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

     (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

     (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Compensation Committee of the Board of Directors of Phillips-Van Heusen Corporation (the “Company”) met on May 27, 2010 and approved increased base salaries for those of the Company’s named executive officers identified, and to the per annum amounts shown, below:

1.

Mr. Chirico − $1,250,000;

2.

Mr. Shaffer − $600,000;

3.

Mr. Duane −$900,000; and

4.

Mr. Murry − $900,000.

Each of these increases is effective June 1, 2010.  The increases were made in conjunction with the Compensation Committee’s annual reviews of salaries (as required under these named executive officers’ respective employment agreements), in each case reflect that no base salary adjustments had been made in several years, and, with respect to Messrs. Chirico, Shaffer and Duane, were also awarded in recognition of additional duties and responsibilities assumed by Messrs. Chirico and Shaffer in connection with the Company’s acquisition of Tommy Hilfiger B.V. and certain affiliated companies.

The Compensation Committee also approved amendments to Mr. Chirico’s employment agreement relating to the severance receivable by Mr. Chirico in certain circumstances.  One of these amendments provides for the elimination of the tax “gross-up” that would otherwise be payable to Mr. Chirico if he becomes subject to the excise tax on excess parachute payments under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”).  (Tax gross-ups are payments that restore the person to the after-tax position that would have been in effect if the excise tax were not imposed.)  To mitigate the potential adverse effect of having to pay the excise tax, the agreement has also been amended to provide that if the severance (payments and benefits) to be received by Mr. Chirico would subject him to the excise tax, his severance would be reduced by the amount required to avoid the excise tax if such a reduction would give Mr. Chirico a better after-tax result than if he had received the full severance amount.  Mr. Chirico’s employment agreement was also amended to eliminate from the formula for calculating the severance payable in the event of his termination without “cause” or for “good reason” (each as defined in his agreement and discussed below) within two years after a “change in control” (as defined in his employment agreement) the portion based on the cash awards (if any) paid to and/or accrued with respect to him under the Company’s Long-Term Incentive Plan.  Mr. Chirico agreed to the elimination of the tax gross-up and the portion of his severance payable based on cash awards paid or accrued under the Long-Term Incentive Plan in light of emerging trends in best practices in executive compensation.

The following is a summary of the material terms and conditions of Mr. Chirico’s employment agreement, as amended:

Our employment agreement with Emanuel Chirico, our Chief Executive Officer, outlines the compensation and benefits to be paid to him, provides for annual review of his salary (currently $1,250,000 per year) and permits upward adjustments of salary.  In addition, the agreement sets forth his rights to severance upon termination of employment and the restrictive covenants in our favor to which he has agreed.

Generally, Mr. Chirico is entitled to severance only if his employment is terminated by us without “cause” or if he terminates his employment for “good reason.”  “Cause” is generally defined as (1) gross negligence or willful misconduct in Mr. Chirico’s performance of the material responsibilities of his position, which results in material economic harm to us or our affiliates or in reputational harm causing demonstrable injury to us or our affiliates; (2) Mr. Chirico’s willful and continued failure to perform substantially his duties (other than any such failure resulting from incapacity due to physical or mental illness); (3) Mr. Chirico’s conviction of, or plea of guilty or nolo contendere to, a felony within the meaning of U.S. Federal, state or local law (other than a traffic violation); (4) Mr. Chirico’s having willfully divulged, furnished or made accessible any confidential information (as defined); or (5) any act or failure to act by Mr. Chirico, which, under the provisions of applicable law, disqualifies him from acting in his position.  “Good reason” is generally defined as (i) the assignment to Mr. Chirico of any duties inconsistent in any material respect with his position or any other action that results in a material diminution in such position; (ii) a reduction of base salary; (iii) the taking of any action that substantially diminishes (A) the aggregate value of Mr. Chirico’s total compensation opportunity, and/or (B) the aggregate value of the employee benefits provided to him; (iv) requiring that Mr. Chirico’s services be rendered primarily at a location or locations more than 35 miles from the Company’s principal executive offices; (v) solely after a change in control of the Company, a change in the Chairman of the Board of Directors such that neither the person holding such position immediately prior to the change in control nor Mr. Chirico is serving as the Chairman at any time during the one-year period following such change in control (other than as a result of such person’s cessation of service due to death or disability); or (vi) our failure to require any successor to assume expressly and agree to perform Mr. Chirico’s employment agreement.

In the event of a termination of employment without cause or for good reason (other than during the two-year period after a change in control), Mr. Chirico is entitled, subject to executing a release of claims in our favor, to two times the sum of his base salary plus an amount equal to the same percentage of his base salary that his target level payout was set at under the Performance Incentive Bonus Plan in respect of the fiscal year prior to the fiscal year during which the termination occurs.  All such payments are payable in accordance with our payroll schedule in 48 substantially equal installments.  The agreement provides that during the two-year period following Mr. Chirico’s termination of employment without cause or for good reason (other than during the two-year period after a change in control), medical, dental, life and disability insurance coverages are continued for Mr. Chirico (and his family, to the extent participating prior to termination of employment), subject to cessation if he obtains replacement coverage from another employer (although there is no duty to seek employment or mitigate damages).  Mr. Chirico is required to pay the active employee rate, if any, for such coverage.

Mr. Chirico also is entitled, subject to executing a release of claims in our favor, to severance upon the termination of his employment by us without cause or by him for good reason within two years after a “change in control” of the Company (as defined in the agreement).  In either such case, he will receive an aggregate amount equal to three times the sum of his base salary plus an amount equal to the same percentage of his base salary that his target level payout was set at under the Performance Incentive Bonus Plan in respect of the fiscal year prior to the fiscal year during which the termination occurs.  This amount will be paid in a lump sum, if the change in control constitutes a “change in the ownership” or a “change in the effective control” of the Company or a “change in the ownership of a substantial portion of a corporation’s assets” (each within the meaning of Section 409A of the Code).  This amount will be paid in 72 substantially equal payments, if the change in control does not constitute a “change in the ownership” or a “change in the effective control” of the Company or a “change in the ownership of a substantial portion of a corporation’s assets” under Section 409A.  Mr. Chirico also receives comparable medical, dental, life and disability insurance coverage for himself and his family for the three-year period immediately following such a termination.

Notwithstanding the foregoing, the agreement provides that if Mr. Chirico’s receipt of the foregoing severance would subject him to the excise tax on excess parachute payments under Section 4999 of the Code, his severance would be reduced by the amount required to avoid the excise tax if such a reduction would give Mr. Chirico a better after-tax result than if he had received the full severance amount

The agreement with Mr. Chirico also includes certain restrictive covenants in favor of the Company.  The covenants include prohibitions during and following employment against his use of confidential information and soliciting our employees for employment by himself or anyone else and, other than following a termination without cause or for good reason, competing against us or accepting employment with a competitor and interfering with our business relationships.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHILLIPS-VAN HEUSEN CORPORATION

By:  /s/ Mark D. Fischer

Mark D. Fischer, Senior Vice President

Date: June 3, 2010